EXHIBIT 10.1

EXCHANGE AGREEMENT
This Exchange Agreement is made this 18th day of July, 2011 by and between Champion Industries, Inc. (“Champion”), a West Virginia corporation, and Marshall T. Reynolds (“Reynolds”).

WITNESSETH:

WHEREAS, Champion is the Maker of a Promissory Note dated December 29, 2009 in principal amount of Three Million Dollars ($3,000,000) payable to the order of Reynolds as Holder (“the Note”) pursuant to and in accordance with that certain Forbearance Agreement dated December 29, 2009 among Fifth Third Bank, as Administrative Agent, Champion and Reynolds; and
WHEREAS, Reynolds and Champion desire to exchange the Note in whole, together with the $147,875 interest thereon accrued but unpaid, for common stock of Champion by exchange of the principal amount thereof and accrued interest thereon into Champion common stock at a conversion ratio based upon the book value of Champion common stock at April 30, 2011, the date of the most recent filing of financial information by Champion with the United States Securities and Exchange Commission.
NOW THEREFORE, in consideration of the foregoing, which are not mere recitals but are an integral part hereof, the parties agree as follows:
1.
Reynolds agrees to irrevocably transfer, assign, sell and convey to Champion the Note, together with all interest thereon accrued in exchange for, and Champion agrees to issue to Reynolds One Million Three Hundred Eleven Thousand Six Hundred Fifteen (1,311,615) shares of Champion common stock, par value $1.00, the ratio of exchange being Two and 40/100 Dollars ($2.40) of Note principal and accrued interest for one (1) share of Champion common stock, the book value of Champion common stock at April 30, 2011 being $2.40 per share.

2.
Reynolds acknowledges that the Champion common stock to be received by him pursuant to this Exchange Agreement will be issued under an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), as a transaction not involving a public offering.  Reynolds agrees that he will not offer to sell, transfer, pledge, encumber or dispose of any such Champion common stock unless (i) a registration statement with respect to the shares so to be disposed of has been filed and been declared effective under the Act or (ii) such disposition is exempt from registration under the Act, and counsel satisfactory to Champion has delivered to Champion an opinion that registration is not required in connection with such disposition.  Reynolds agrees that Champion may place a legend to the above effect on certificates for this stock to be issued to Reynolds pursuant to this Exchange Agreement and may advise its transfer agents and registrars of the foregoing restrictions and instruct them not to transfer any of such stock except in compliance with the above and upon written authorization from Champion.

3.	The Closing of the Exchange shall take place at the offices of Huddleston Bolen LLP, 611 Third Avenue, Huntington, West Virginia on or before July 27, 2011.
4.	This Exchange Agreement shall be governed by and construed under the substantive laws of the State of West Virginia with respect to contracts made and to be performed in that state.
5.
This Exchange Agreement is made solely for the benefit of Champion and Reynolds, and no other person or entity shall acquire or have any right, under or by virtue hereof. This Exchange Agreement shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CHAMPION INDUSTRIES, INC.

By: /s/ Todd R. Fry Its: Senior Vice President and Chief Financial Officer

/s/ Marshall T. Reynolds MARSHALL T. REYNOLDS